CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K of our report dated April 20, 2005 relating to the consolidated balance sheets of Aurora Energy, Ltd. and Subsidiaries, as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and minority interest and cash flows for each of the years then ended, which report appears in the September 22, 2005 Registration Statement on Form S-4 of Cadence Resources Corporation.

/s/ RACHLIN COHEN & HOLTZ, LLP

Miami, Florida
November 4, 2005